UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2014

United Refining Company

(Exact name of registrant as specified in its charter)

Pennsylvania	001-06198	25-1411751
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bradley Street Warren, Pennsylvania	16365
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (814) 723-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 16, 2014, United Refining Company (the “Company”) and Kiantone Pipeline Corporation, a subsidiary of the Company (“Kiantone” and, together with the Company, the “Company Parties”) on the one hand, and Enbridge Energy Partners, L.P. (“EEPL”) and Enbridge Inc. (“EPI” and, together with EEPL, the “Carriers”), on the other hand, entered into an amendment (the “Amendment”) to that certain letter agreement (the “Letter Agreement”) with respect to approximately 88.85 miles of pipeline owned by the Carriers, which transports crude oil from Canada to the Company’s Kiantone Pipeline in West Seneca, New York and serves the Company’s refinery in Warren, Pennsylvania (“Line 10”).

Pursuant to the Amendment, the date by which the Company and the Carriers will negotiate the terms and conditions of a put and call option agreement for Line 10 (the “Put and Call Agreement”) has been changed from on or before December 31, 2014 to on or before January 31, 2015. Pursuant to the Put and Call Agreement, the Company would have the right to purchase the Line 10 Pipeline from the Carriers at any time during the next approximately eleven years and the Carriers would have the right to require the Company to purchase the Line 10 Pipeline over a two year period starting at the later of approximately nine years or when all of the replacements are completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2014

UNITED REFINING COMPANY

By:	/s/ James Murphy
	Name:	James Murphy
	Title:	Chief Financial Officer